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                             CALIFORNIA JOCKEY CLUB
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     pursuant to Exchange Act Rule 0-11: (1)

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                                                    Contact: Sitrick And Company
                                                             Michael Sitrick
                                                             Donna Walters
                                                             (310) 788-2850
                                                             Anne George - NY
                                                             (212) 755-2850


                     [SITRICK AND COMPANY, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE

        CALIFORNIA JOCKEY CLUB REACHES AGREEMENT FOR HUDSON BAY PARTNERS
          TO INVEST $300 MILLION, AT EFFECTIVE PRICE OF $20 PER SHARE,
       FOR INTERESTS CONVERTIBLE INTO 72% OF CAL JOCKEY/BAY MEADOWS STOCK

        SAN MATEO, CA -- AUGUST 19, 1996 -- The California Jockey Club (AMEX:CJ) today announced that it has entered into an agreement for Hudson Bay Partners L.P. to invest $300 million into two new limited partnerships, in exchange for 15 million of the new limited partnership units, which are convertible into 72 percent of California Jockey Club/Bay Meadows Operating Company (CJC/BMOC) stock, at an effective price of $20 per share. The $300 million investment will be made over a period of not more than three years.

        The CJC Board received a "fairness opinion" dated August 18, 1996 on the transaction from Montgomery Securities -- financial advisor to CJC and BMOC.

        The transaction calls for CJC and BMOC to contribute all of their assets to new limited partnerships, of which CJC and BMOC will be the respective general partners, in exchange for partnership units on a share-for-unit basis. Hudson Bay will contribute its $300 million of cash to the same limited partnerships in exchange for limited partnership units. The transaction is subject to a number of conditions, including due diligence, financing and the approval of the BMOC Board and the stockholders of both CJC and BMOC. Hudson Bay will be entitled to

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receive a $2.9 million termination fee in the event that the CJC Board of
Directors receives a higher, unsolicited offer and accepts that offer, pursuant to the exercise of its fiduciary responsibilities.

        As part of the transaction, Hudson Bay Partners will have the right to nominate a majority of the members of the CJC and BMOC Boards of Directors. However, certain Board actions will require the approval of the non-Hudson Bay directors. David H. Lesser, President of Hudson Bay Partners, will become a Director and senior officer of CJC after the transaction is completed. Hudson Bay will receive seven-year warrants for an additional 5 million units at an exercise price of $25.69 per paired unit, a premium of approximately 50 percent over the price at which the stock closed on May 31, 1996, when terms of the transaction were initially proposed by Hudson Bay. Mr. Lesser and other members of management will receive stock options as part of an overall incentive plan. Hudson Bay Partners currently holds just less than five percent of the outstanding stock of CJC and BMOC.

        Kjell H. Qvale, chairman of the CJC Board of Directors, said, "Hudson Bay's proposed investment is being made at a premium of approximately 13 percent over the market price of CJC and BMOC stock, as of the close of trading Friday, August 16, 1996, and a premium of approximately 26 percent over the average closing price of the stock over the 12 months ended August 16, 1996. It positions the companies for growth into the 21st Century by raising substantial capital to diversify CJC's and BMOC's assets and expand the companies' business plans."

Mr. Qvale continued, "This transaction is equally exciting for both CJC and BMOC. I believe that the BMOC Board should find that this transaction is in the best interest of BMOC

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and its stockholders and should approve it -- and then recommend its stockholders approve it, as well."

        Mr. Qvale said that current plans are to use the cash to purchase other real estate assets. "The intention is to diversify our investments and create higher liquidity for the stock over the long-term." He said that the cash also may be used to support the companies' racing interests.

        Mr. Lesser said the agreement, reached after discussions over a period of several months with both companies, will provide access to "a substantial amount of capital the companies would otherwise find difficult to raise. The substantial infusion of new equity capital will enable the development of CJC and BMOC into a major owner and operator of real estate and will give existing stockholders a significant stake in this development. The transaction is intended to broaden the portfolio of the company, attract institutional investors and ultimately lead to a more liquid stock. Not only does the transaction bring additional capital to the companies, but Hudson Bay will provide additional expertise in acquisitions, financings and new perspective to the Boards which should help accelerate the companies' growth.

        "I invested in CJC and BMOC some time ago," Mr. Lesser continued, "and I remain committed to horse racing activities and their potential expansion. Additionally, I expect the companies to use the new capital to acquire other assets which will benefit from the paired share structure. I firmly believe this transaction will result in significantly greater long-term value for the stockholders of both companies than maintaining the status quo."

        Mr. Qvale said the transaction is an additional step in the current CJC Board's plan to enhance stockholder value.

        "We have said for some time that, in our view, the only way for stockholder value to be

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enhanced is for us to diversify our portfolio. Bay Meadows' average on-track daily attendance has continued to decline. We have been searching for activities that have the potential for producing additional earnings and increasing the liquidity of our stock," he stated.

        California Jockey Club is a real estate investment trust that leases substantially all of its property in San Mateo to BMOC, which operates the Bay Meadows Racetrack in San Mateo, California.

        Hudson Bay Partners was formed by David H. Lesser as an investment fund to make strategic investments in real estate and real estate-related securities. Prior to forming Hudson Bay, Mr. Lesser was a Senior Vice President of Crescent Real Estate Equities, Ltd. Crescent was formed as the successor to the real estate interests of Richard E. Rainwater, who owns more than 20 percent of Crescent's equity and serves as its chairman. Crescent is the beneficial owner of a significant economic interest in Hudson Bay Partners through the ownership of debt and non-voting common stock in the fund's limited partner. Prior to joining Crescent, Mr. Lesser was a Director in the Real Estate Investment Banking Department at Merrill Lynch & Co.

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